EXHIBIT 10.1

WELLTOWER INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2022

ARTICLE I
PURPOSE
This Plan is designed to permit selected employees of Welltower Inc. and its Subsidiaries to defer bonuses and regular pay. It is also designed to permit members of the Welltower Inc. Board of Directors who are not employees to defer certain cash compensation paid by the Company.
This Plan is intended to be a plan that is unfunded and that is maintained by Welltower Inc. primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. This Plan also is intended to comply with the requirements of Section 409A of the Code.
ARTICLE II
DEFINITIONS
In this Plan, the following terms have the meanings indicated below.
    “Account” means a bookkeeping entry used to record deferrals and contributions made on a Participant’s behalf under Article III of the Plan and gains and losses credited to these deferrals and contributions under Article IV of the Plan. The Account may have sub-accounts, including the Elective Deferral Sub-Account and the Company Contribution Sub-Account.
    “Beneficiary” means the person or persons, natural or otherwise, designated in writing, to receive a Participant’s vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant’s Beneficiary designation will be made pursuant to such procedures as the Committee may establish, and delivered to the Committee before the Participant’s death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish. If the Committee has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant’s vested Account will be distributed to the Participant’s spouse if surviving at the Participant’s death, or if there is no such spouse, the Participant’s children in equal shares, or if none, the Participant’s estate.
    “Board” means the Board of Directors of the Company.
    “Bonus” means one or more cash bonuses designated from time to time by the Committee as eligible for deferral under this Plan, including a Participant’s annual short-term incentive bonus. For the avoidance of doubt, Bonus is not part of a Participant’s Regular Pay.
    “Change in Corporate Control” shall have the same meaning as set forth in Section 10.1(a) of the Welltower Inc. 2016 Long-Term Incentive Plan, as amended from time to time (the “Equity Plan”) and Section 10.1(c) of the Equity Plan. In addition, in order to qualify as a “Change in Corporate Control”, an event must also meet the requirements for a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” with the meaning of Treas. Reg. §1.409A-3(i)(5).
    “Code” means the Internal Revenue Code of 1986, as amended.
    “Committee” means the Company’s Talent Committee or another group appointed by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). Measuring Fund

performance will be reviewed by the Investment Oversight Committee. Except as otherwise expressly provided herein, the Committee has full, discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.
    “Company” means Welltower Inc., a Delaware corporation.
    “Company Contribution Sub-Account” means (i) the sum of amounts credited to Participant’s Company Contribution Sub-Account pursuant to Section 3.02, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Sub-Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Sub-Account.
    “Compensation Limit” means the indexed dollar limit of Section 401(a)(17) of the Code, which limits the compensation that can be taken into account when determining benefits under a tax-qualified retirement plan.
    “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s insurance plans.
    “Effective Date” means January 1, 2022.
    “Eligible Employee” means an employee of the Company or of a Subsidiary who is a member of a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and has been selected by the Committee, and notified by the Company of eligibility, for Plan participation. Unless the Committee determines otherwise, Eligible Employee shall be limited to those employees of the Company with the title of Vice President or a more senior title. An individual will cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be employed by the Company and all Subsidiaries, (ii) the date the Plan is terminated, or (iii) the date the Committee, in its discretion, determines that the individual is no longer an Eligible Employee. In addition to the foregoing, the Committee may, in its discretion, deny eligibility to any employee or group of employees who may previously have been Eligible Employees.
    “Elective Deferral Sub-Account” means (i) the amounts a Participant elects to defer under Section 3.01 that are credited to his or her Elective Deferral Sub-Account, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Elective Deferral Sub-Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Elective Deferral Sub-Account.
    “Employer” means the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom such entity would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.
    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
    “Identification Date” means each December 31.
    “Investment Oversight Committee” means that committee of employees of the Company that is responsible for selecting and monitoring the performance of the Measuring Funds. The full and formal name of the Investment Oversight Committee is the “Welltower Inc. Retirement Plan Investment Oversight Committee”.
    “Measuring Fund” means one or more of the investment funds selected by the Committee pursuant to Article IV.
    “Mid-Year Entrant” means an Eligible Employee (i) who is first notified that he or she has been selected for Plan participation during the calendar year in which his or her Plan participation will begin, and (ii) who has not been a Participant for twenty-four (24) months preceding the date such Eligible Employee is so notified. The term “Mid-Year Entrant” shall also include any newly appointed or elected Non-Employee Director.
    “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Subsidiary.
    “Participant” means a current or former Eligible Employee or Non-Employee Director who retains an Account.
    “Plan” means Welltower Inc. Amended and Restated Nonqualified Deferred Compensation Plan, as further amended from time to time.
    “Plan Year” means a calendar year.
    “Regular Pay” means the pre-tax amount of an Eligible Employee’s base salary. Regular Pay is determined on a “paycheck by paycheck” basis and does not include any Bonus that may be awarded or paid to an Eligible Employee.
    “Section 409A” means Section 409A of the Code, as the same may be amended from time to time, and any successor statute to such section of the Code. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Plan at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A, regulations issued by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a Beneficiary and any closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Board in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Board from time to time may elect to consult with respect to any such matter.
    “Separation from Service” means the following:
(a)    For a Participant who is an employee, “separation from service” means termination of employment with the Employer, other than by reason of death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company or any of its Subsidiaries in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding thirty-six months of employment with the Employer (or if employed by the Employer less than thirty-six months, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Employer is reduced to an annual rate that is twenty percent or less of the services rendered, on average, during the immediately preceding thirty-six months of employment with the Employer (or if employed by the Employer less than thirty-six months, such lesser period).

(b)    For a Participant who is a Non-Employee Director, “separation from service” means a good-faith and complete termination of the service relationship. An expiration does not constitute a good faith and complete termination of the contractual relationship if the Company anticipates a renewal of a relationship or the Non-Employee Director becoming an employee.
For this purpose, the Company is considered to anticipate the renewal of the relationship with the Non-Employee Director if it intends to renew a service relationship of any type.
    “Specified Employee” means a Participant who, on an Identification Date, is a “Specified Employee” as such term is defined in Section 409A. As of the Effective Date, a Specified Employee is:
(a)    An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;
(b)    A five percent owner of the Company regardless of compensation; or
(c)    A one percent owner of the Company having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
    “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in such chain.
    “Unforeseeable Emergency” means any of the following: (1) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary (if such Beneficiary is a natural person), or certain dependents of the Participant as provided in regulations promulgated under Section 409A of the Code; (2) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of the Participant’s spouse, Beneficiary, or certain dependents described above may also constitute an Unforeseeable Emergency. Except as otherwise described above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution under Section 5.06 shall be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.
ARTICLE III
DEFERRALS AND CONTRIBUTIONS
III.01Employee Deferrals.
(a)An Eligible Employee may elect to defer up to 100% of his or her Regular Pay and up to 100% of each Bonus for which he or she is eligible, in either case of a deferral of Regular Pay or a Bonus, net of any applicable withholding taxes or other authorized deductions to the extent required so that such applicable withholding taxes or other authorized deductions shall be satisfied from the Regular Pay or Bonus, as the case may be, by submitting a written election to the Committee that satisfies such requirements, including such minimum deferral amounts, as the Committee may determine. Participants will be 100% vested in these deferrals.
(b)Annual Elections. An Eligible Employee may make three separate deferral elections: (i) an election to defer Regular Pay earned with respect to a calendar year; (ii) an election to defer any Bonus earned with respect to the fiscal year ending with such calendar year that does not qualify as performance-based compensation under Section 409A of the Code and (iii) an election to defer any Bonus earned with respect to the fiscal year ending with such calendar year that does qualify as performance-based compensation under Section 409A of the Code. Elections must be made as follows: (x) before the beginning of the calendar year in which the Regular Pay is earned, (y) with respect to a Bonus that does not qualify as performance-based compensation under Section 409A of the Code, before the beginning of the calendar year in which such Bonus is earned, and (z) with respect to a Bonus that qualifies as performance-based compensation under Section 409A of the Code, no less than 6 months before the end of the applicable bonus performance period. An election is irrevocable after it is made and shall remain in effect for the next calendar year.
(c)Late Election. If an Eligible Employee does not make a timely election for an upcoming calendar year, no deferral will be made on behalf of that Eligible Employee with regard to that election for that upcoming period.
(d)Initial Mid-Year Election. Notwithstanding the timing provisions in paragraph (a) above, a Mid-Year Entrant who is first notified that he is eligible to participate in the Plan on or before July 1 of any calendar year may elect within 30 days after the date the Mid-Year Entrant is notified of his or her eligibility to defer (i) Regular Pay for services to be performed subsequent to the date the election is made and (ii) Bonus earned for services after the effective date of the initial election. An initial election made pursuant to this paragraph (c) shall remain in effect until the end of the calendar year in which it is made.
III.02Discretionary Company Contributions.
(a)Contributions. For each Plan Year of the Company or at such other times as the Committee may determine, the Company may credit a Participant with a discretionary contribution under the Plan. Such contribution, if any, and the amount thereof, will be determined in the sole and absolute discretion of the Committee, and to such Participants or groups or categories of Participants as shall be determined in the sole and absolute discretion of the Committee.
(b)Crediting. Any discretionary contributions will be credited to Participants’ Account as of the date specified by the Committee.
(c)Vesting. The terms and conditions of vesting of a discretionary contribution shall be determined by the Committee in its sole discretion and shall not be required to possess the same terms and conditions as any prior discretionary contribution made under the Plan.
III.03Non-Employee Directors.
(a)A Non-Employee Director may elect to defer up to 100% of his or her annual retainer (including any fees payable for serving as the Chairman of the Board or for service on a Board committee) by submitting a written election to the Committee that satisfies such requirements, including such minimum deferral amounts, as the Committee may determine. Participants will be 100% vested in these deferrals.
(b)Annual Elections. Prior to the commencement of each calendar year, a Non-Employee Director may make a deferral election to defer his or her annual retainer earned with respect to such calendar year. Elections must be made before the beginning of the calendar year in which the annual retainer is earned. An election is irrevocable after it is made and shall remain in effect for the next calendar year.
(c)Initial Mid-Year Election. Notwithstanding the timing provisions in paragraph (a) above, a Non-Employee Director who is a Mid-Year Entrant who is first appointed or elected to the Board on or before July

1 of any calendar year may elect within 30 days after the date the Mid-Year Entrant joins the Board to defer his or her annual retainer for services to be performed subsequent to the date the election is made. An initial election made pursuant to this paragraph (c) shall remain in effect until the end of the calendar year in which it is made.
ARTICLE IV
ACCOUNTS AND EARNINGS
IV.01General. A Participant’s Account shall be maintained in accordance with this Article IV.
(a)Class Year Accounting. Each Participant’s Account (and each Sub-Account) shall be separated by the contributions (and any earnings thereon) made with respect to a single calendar year (or portion thereof). For this purpose, each calendar year shall be referred to as a “Class Year” and each separate division shall be referred to herein as a “Class Year Sub-Account”).
(b)Earnings. Each Participant’s Account shall be credited with earnings in accordance with this Article IV.
IV.02Investment Options. The Investment Oversight Committee shall select the Measuring Funds whose performance will measure the amounts to be credited under Section 4.03 to the Participants’ Accounts. The selection of Measuring Funds shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Measuring Funds, or to acquire or maintain any actual investment. The Investment Oversight Committee may, in its discretion, change its selection of the Measuring Funds at any time. If a Participant has elected pursuant to this Section 4.02 to invest all or a portion of his Account in a Measuring Fund which the Committee decides to discontinue, such portion of his Account shall be invested after such discontinuance in the continuing Measuring Fund which the Committee determines, in its discretion, most nearly resembles the discontinued Measuring Fund. The Committee shall provide each Participant with a list of the Measuring Funds available for hypothetical investment, and the Participant shall designate, on a form provided by the Committee, one or more of such Measuring Funds in which his Account will be deemed to be invested. The Committee, in its discretion, shall designate the times, procedures and limitations for the designation of hypothetical investments by Participants of their Accounts among the Measuring Funds (including, but not limited to, the times when a Participant may change his hypothetical investments, the increments (expressed as a dollar amount or as a percentage of the Participant’s Account) in which a Participant may choose to make a hypothetical investment in a Measuring Fund, and any minimum increment (expressed as a dollar amount or as a percentage of the Participant’s Account) that may be deemed to be invested in a Measuring Fund); provided, however, that a Participant may make a selection of a hypothetical investment in a Measuring Fund on a prospective basis only.
IV.03Earnings Credits. The Committee shall determine, in its discretion, the exact times and methods for crediting or charging each Participant’s Account (and such Participant’s Elective Deferral Sub-Account and Company Contribution Sub-Account) with the earnings, gains, losses, and changes in value of the Measuring Funds selected by the Participant. The Committee may, at any time, change the timing or methods for crediting or debiting earnings, gains, losses, and changes in value of Measuring Funds.
ARTICLE V
DISTRIBUTIONS
V.01Distribution Elections.
(a)Initial Election for Annual Contributions. Each year preceding the Plan Year, a Participant will elect, in writing, which of the distribution options described in Section 5.02 will govern payment of the deferrals and applicable earnings credited thereon to Participant’s Account for the following Plan Year. The election made under this paragraph (a) shall be irrevocable as of the first day of the applicable Plan Year and shall apply to the Class Year Sub-Accounts relating to that Plan Year. A Participant shall make a separate election regarding the form of the distribution for the contributions (and earnings thereon) credited to the Participant for each Plan Year. If a Participant elects to receive an in-service distribution (as described in Section 5.02(b)), the year in which such distribution is elected to be made must be at least three years after the Plan Year to which the election pertains.

(b)Subsequent Changes in Distribution Elections. To the extent approved by the Committee, a Participant may change the time and form of a distribution election (whether payable in-service or upon or following Separation From Service) with respect to all or a portion of his or her Account by submitting the change to the Committee, in writing, at least one calendar year before the originally scheduled distribution date, provided that the new distribution date is at least five years after the originally scheduled distribution date. Any such election must apply to an entire Elective Deferral Sub-Account or Company Contribution Sub-Account for one or more selected Class Years; such an election may not apply only to a portion of an Elective Deferral Sub-Account or Company Contribution Sub-Account for a single Class Year. A change election made under this paragraph (b) shall be irrevocable as of the date that is one year prior to the originally scheduled distribution date. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant’s most recent effective distribution election will govern the payment of the Participant’s Account.
V.02Distribution Options.
(a)Separation from Service. A Participant’s vested Account will be distributed to the Participant upon the Participant’s Separation from Service. A Participant may elect a distribution of his or her vested Class Year Sub-Accounts for a given Plan Year upon his or her Separation from Service in one of the following forms, subject to the timing requirements outlined in paragraph (c) below:
(i)Lump Sum. Payment in one lump sum.
(ii)Installments. Payment in either five or ten annual installments.
In either case, distributions will occur or commence on the first business day of each calendar month following the Participant’s Separation from Service; provided that such Separation from Service occurs at least one week prior to the next listed distribution date. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.
(b)In-Service Distributions. A Participant’s vested Class Year Sub-Accounts for a given Plan Year may be distributed to the Participant on a specified date elected by the Participant, which in any event must be at least five (5) years after the end of the Plan Year with respect to which the election is made, in one of the following forms, subject to the timing requirements outlined in paragraph (c) below:
(i)Lump Sum. Payment in one lump sum.
(ii)Installments. Payment in either five or ten annual installments.
In either case, distributions will occur or commence on the first business day of each calendar month, as selected by the Participant in the Participant’s election, which election must comply with the provisions of the Plan and any requirements established by the Committee.
Notwithstanding an election pursuant to this paragraph (b), if a Participant Separates from Service prior to the specified in-service distribution date, that portion of the Participant’s vested Account subject to such an election shall be distributed pursuant to his or her election under paragraph (a) above.
(c)Timing. Subject to the provisions of paragraph (e) below, payments made pursuant to paragraphs (a) and (b) above will be made in accordance with the provisions of those paragraphs.
(d)Default Distribution. If the Committee does not have a proper distribution election on file for a portion or all of a Participant’s Account, the vested portion of that Participant’s Account will be distributed to the Participant, following the Participant’s Separation from Service, in one lump sum as determined under the Plan.
(e)Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section 5.02 to the contrary, a distribution scheduled to be made to a Participant upon his or her Separation from

Service who is identified as a Specified Employee as of the date such Participant Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5.02 during the six-month period following the Participant’s Separation from Service shall be made on the first distribution date listed in Section 5.02(a) of the Plan following the expiration of such period. The identification of a Participant as a Specified Employee shall be made by the Committee in its sole discretion in accordance with Section 2.29 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
(f)Limited Cashout. Notwithstanding the foregoing or anything in this Plan to the contrary, to the extent that the sum of Participant’s Account and account balance for any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation § 1.409A-1(c)(2) is less than the limit under Section 402(g)(1)(A) of the Code at the time of Separation from Service, to the extent permitted by Section 409A and the regulations promulgated thereunder, the Company may cause the Account to be paid in a lump sum.
(g)Early Separation Cashout. Notwithstanding the foregoing or anything in this Plan to the contrary, if a Participant Separates from Service prior to reaching age 55, to the extent permitted by Section 409A and the regulations promulgated thereunder, the Company shall cause the Account to be paid in a lump sum.
V.03Subsequent Credits. Amounts, if any, that, following a Participant’s Separation from Service, become payable or credited to the Participant’s Account after distributions have begun from that Account, and before the Participant is rehired, will be paid out pursuant to the distribution election in effect for that Participant upon his or her Separation from Service; provided, however, to the extent the Participant’s Account was paid to the Participant following the Participant’s Separation from Service in a lump sum distribution, such subsequent amounts shall be paid to the Participant, subject to Section 5.02(e), in a single lump sum payment within an administratively reasonable period of time following the payment/crediting date thereof in accordance with Section 5.02(a).
V.04Death. If a Participant dies with a vested amount in his or her Account, whether or not the Participant was receiving distributions from that Account at the time of his or her death, the Participant’s Beneficiary will receive the entire vested amount in the Participant’s Account in one lump sum.
V.05Disability. If a Participant becomes Disabled with a vested amount in his or her Account, whether or not the Participant was receiving distributions from that Account at the time of his or her Disability, the Participant will receive the entire vested amount in the Participant’s Account in one lump sum.
V.06Unforeseeable Emergency. If a Participant incurs an Unforeseeable Emergency, the Participant may request a lump sum distribution of all or a portion of Participant’s vested Account balance. The Committee shall have no obligation to approve such a request, even if the Committee is satisfied, based on the provision of information that satisfies the Committee that the Participant has incurred an Unforeseeable Emergency, to approve any such request.
The Participant shall document, to the Committee’s satisfaction, that distribution of some or all of the Participant’s vested Account is necessary to satisfy the Unforeseeable Emergency and that the Participant does not have access to other funds sufficient to satisfy all or any part of the need. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available upon the cancellation of all of the Participant’s outstanding deferral elections upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that is available from a tax-qualified retirement plan, such as the Welltower Inc. Retirement Plan and Trust, including any amount available by obtaining a loan under such a plan, or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan that is then sponsored by the Company.

Upon receipt of a request under this Section 5.06, the Committee may, in its sole discretion, decide whether or not to distribute all or a portion of the Participant’s vested Account balance in a lump sum, to the extent necessary to satisfy such Unforeseeable Emergency. The Participant shall sign all documentation requested by the Committee relating to such a distribution.
If a Participant makes a request and receives all or a portion of such Participant’s vested Account balance under this Section 5.06, the Participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including this Plan, for the remainder of the then current Plan Year and the following Plan Year.
V.07Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.
V.08Withholding. The Company will deduct from Plan distributions, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any deferral or contribution that would otherwise be made to this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant’s tax liabilities under this Section 5.08.
V.09Return of Overpayments. Any overpayments to a Participant or Beneficiary must be returned to the Plan by the recipient, and in the event that any such overpayment is not returned to the Plan within an administratively reasonable period of time after the recipient is made aware of such overpayment, the Plan may initiate appropriate legal proceedings to recoup any such overpayment, together with any earnings or interest, and shall also have the authority to offset any overpayments that are not returned against other Plan benefits to which the recipient is or becomes entitled.
ARTICLE VI
MISCELLANEOUS
VI.01Limitation of Rights. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.
VI.02Satisfaction of Claims. Payments to a Participant, the Participant’s legal representative, or Beneficiary in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that person may have hereunder against the Committee, the Company, and all Subsidiaries, any of which may require, as a condition to payment, that the recipient execute a receipt and release in a form determined by the Committee, the Company, or a Subsidiary.
VI.03Claims and Review Procedure.
(a)Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Assistant VP, Compensation. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6.03.
(b)Formal Benefits Claim — Review by the Assistant VP, Compensation. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to the Welltower Inc. 2022 Nonqualified Deferred Compensation Plan, Attn: Assistant VP, Compensation, 4500 Dorr Street, Toledo, Ohio 43615. The Assistant VP, Compensation shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Assistant VP, Compensation shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the

Assistant VP, Compensation expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.
(c)Notice of Denied Request. If the Assistant VP, Compensation denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in paragraph (b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(d)Appeal to Committee.
(i)A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to the Welltower Inc. Nonqualified Deferred Compensation Plan, Attn: Nonqualified Deferred Compensation Plan Administrative Committee, 4500 Dorr Street, Toledo, Ohio 43615. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.
(ii)The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.
(iii)The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.
(iv)If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.
(v)The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.
(e)Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (b) above, has been notified that the claim is denied in accordance with paragraph (c) above, has filed a written request for a review of the claim in accordance with paragraph (d) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (d) above; provided, however, that an action for benefits may be brought after the Assistant VP, Compensation or Committee has failed to act on the claim within the time prescribed in paragraph (b) and paragraph (d), respectively. A claimant or his or her authorized representative must initiate any such legal action for benefits within the later of twelve months after: (i) the date that the Assistant VP, Compensation or the Committee has failed to take any action on the claim within the time prescribed by paragraph (b) or (d) above; or (ii) the date of the final denial of a claim under the Plan pursuant to paragraph (d) above. Any legal action brought after such twelve-month time period will be time barred and cannot be brought in any forum. Any legal action in connection with the Plan may only be brought in the United States District Court for the Northern District of Ohio. In any such legal action, claimant may not present any evidence not timely presented to the Assistant VP, Compensation or the Committee as part of the Plan’s administrative review process set forth in this Section 6.03.
VI.04Indemnification. The Company and its Subsidiaries will indemnify the Committee, the Board, and employees of the Company and its Subsidiaries to whom responsibilities have been delegated under the Plan for all liabilities and expenses arising from an act or omission in the management of the Plan if the person to be indemnified did not act dishonestly or otherwise in willful violation of the law under which the liability or expense arises.
VI.05Assignment.
(a)General. To the fullest extent permitted by law, rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.
(b)Domestic Relations Orders. The procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent pertinent. Amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order; provided, however, that no portion of the Participant’s unvested Account may be awarded to an alternate payee.
VI.06Lost Recipients. If the Committee cannot locate a person entitled to payment of a Plan benefit after a reasonable search, the Committee may at any time thereafter treat that person’s Account as forfeited and amounts credited to that Account will revert to the Company. If the lost person subsequently presents the Committee with a valid claim for the forfeited benefit amount, the Company will pay that person the amount forfeited.
VI.07Amendment. The Board may, at any time, amend the Plan in writing. In addition, the Committee may amend the Plan (other than this Section 6.07) in writing, provided that the amendment will not cause any substantial increase in cost to the Company or to any Subsidiary. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant’s Beneficiary), adversely affect the Participant’s or the Beneficiary’s rights and obligations under the Plan with respect to amounts already credited to a Participant’s Account, unless such amendment is required to comply with any provision of the Code, ERISA or other applicable law.
VI.08Termination.
(a)General. The Board or the Compensation Committee may terminate the Plan at any time and in the Board’s or Compensation Committee’s discretion the Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Sections 5.02(a) or 5.02(b) of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Company shall terminate all plans and arrangements (which would be treated as aggregated and having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2)(i)(A)) with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated.
(b)Change in Corporate Control. The Board, in its discretion, may terminate the Plan thirty days prior to or twelve months following a Change in Corporate Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan. If the Plan is terminated and

Accounts are distributed, the Company shall terminate all plans and arrangements (which would be treated as aggregated and having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2)(i)(A)) sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.
(c)Dissolution or Bankruptcy. The Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accounts is administratively practicable.
VI.09Applicable Law. To the extent not governed by Federal law, the Plan is governed by the laws of the State of Ohio without choice of law rules.
VI.10Severability. If any one or more of the provisions contained in this Plan, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.
VI.11No Funding. The Plan constitutes a promise by the Company and its Subsidiaries to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and its Subsidiaries. Plan benefits will be paid from the general assets of the Company and its Subsidiaries and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or its Subsidiaries. In all events, it is the intention of the Company, all Subsidiaries and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.
VI.12Authority to Establish a Grantor Trust. The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of Accounts under the Plan; provided, however, that no Participant or Beneficiary shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its Subsidiaries as a result of the creation of such trust or the transfer of funds or other property to such trust. The Committee may establish such a trust at any time, including without limitation the time of a Change in Corporate Control.
VI.13Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any distributions hereunder comply with the requirements of Section 409A. Any provision that would cause the Plan or any distributions granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

IN WITNESS WHEREOF, Welltower Inc. has caused this Plan to be executed by its duly authorized representative on the date indicated below.

WELLTOWER INC.
/s/ PAM BYRNE	November 4, 2021
NAME:	DATE:

Senior Vice President – Head of Human Capital
TITLE: